CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

I. Covered Officers/Purpose of the Code

The AllianceBernstein Mutual Fund Complex's code of ethics (this "Code") for the investment companies within the complex (collectively, the "Funds" and each, a "Company") applies to each Company's Principal Executive Officer, Principal Financial and Accounting Officer and Controller (the "Covered Officers," each of whom is set forth in Exhibit A) for the purpose of promoting:

o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company;

o   compliance with applicable laws and governmental rules and regulations;

o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

o   accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Company. For the purposes of this Code, members of the Covered Officer's family include his or her spouse, children, stepchildren, financial dependents, parents and stepparents.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as "affiliated persons" of the Company. The Company's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Company and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Company. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Company's Board of Directors or Trustees (the "Directors") that the Covered Officers may also be officers or employees of one or more of the other Funds or of other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

Each Covered Officer must:

o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

o not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Company;

o not use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

There are some conflict of interest situations, whether involving a Covered Officer directly or a member of his family, that should always be discussed with the General Counsel of Alliance Capital Management L.P.(the "General Counsel"), if material. Examples of these include:

o service as a director on the board of directors or trustees of any public or private company (other than a not-for-profit organization);

o   the receipt of any non-nominal gifts;

o the receipt of any entertainment from any company with which the Company has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

o any ownership interest in, or any consulting or employment relationship with, any of the Company's service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;


o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III. Disclosure and Compliance

o Each Covered Officer should familiarize himself with the disclosure requirements and disclosure controls and procedures generally applicable to the Company;

o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's directors and auditors, and to governmental regulators and self-regulatory organizations;

o each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. Reporting and Accountability

    Each Covered Officer must:

o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the General Counsel that he has received, read, and understands the Code;

o annually thereafter affirm to the General Counsel that he has complied with the requirements of the Code;

o complete at least annually a questionnaire relating to affiliations or other relationships that may give rise to conflicts of interest;

o not retaliate against any other Covered Officer or any employee of the Company or their affiliated persons for reports of potential violations that are made in good faith; and

o notify the General Counsel promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The General Counsel is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, waivers sought by a Covered Officer will be considered by the Company's Audit Committee (the "Committee").

The Company will follow these procedures in investigating and enforcing this
Code:

o the General Counsel will take all appropriate action to investigate any potential violations reported to him;

o if, after such investigation, the General Counsel believes that no material violation has occurred, the General Counsel is not required to take any further action;

o any matter that the General Counsel believes is a material violation will be reported to the Committee;

o if the Committee concurs that a material violation has occurred, it will inform and make a recommendation to the Directors, who will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

o   the Committee will be responsible for granting waivers, as appropriate; and

o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V. Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Company, the Company's adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, it is understood that this Code is in all respects separate and apart from, and operates independently of, any such policies and procedures. In particular, the Company's and its investment adviser's and principal underwriter's codes of ethics under Rule 17j-l under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI. Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Directors, including a majority of independent directors.

VII. Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Directors, the investment adviser, their counsel, counsel to the Company and, if deemed appropriate by the Directors of the Company, to the Directors of the other Funds.

VIII. Internal Use

The Code is intended solely for internal use by the Funds and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.


Date: July 30, 2003, as amended March 17, 2004


Exhibit A


Persons Covered by this Code of Ethics


Marc O. Mayer, Principal Executive Officer

Mark Gersten, Principal Financial and Accounting Officer

Vincent S. Noto, Person Performing the Function of Controller